Exhibit 99.1

PC Connection, Inc. Reports Second Quarter 2016 Results

SECOND QUARTER SUMMARY:

  Net sales up 8% y/y
  Gross margin 13.9%, an increase of 70 basis points
  Diluted EPS: $0.47, up 7% y/y
  Adjusted EPS excluding special charges: $0.49, up 11% y/y
  Completed Softmart acquisition

MERRIMACK, N.H.--(BUSINESS WIRE)--July 28, 2016--PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended June 30, 2016. The Q2 results include one month of activity for Softmart, Inc. which was acquired on May 27, 2016. Softmart is a national solution provider of hardware, software, and services, and annual revenues are approximately $200 million. Softmart has significant expertise with Microsoft, and has built a team of cloud experts, in addition to having attained Microsoft Tier 1 Cloud Solution Provider status.

Net sales for the second quarter of 2016 increased by 7.7% to $676.2 million, compared to $627.6 million for the prior year quarter. Gross profit increased by 13.1% from $83.0 million to $93.9 million primarily due to an increase in gross margin from 13.2% to 13.9% in the second quarter of 2016. Net income for the quarter ended June 30, 2016 increased by 7.1% to $12.5 million, or $0.47 per diluted share, compared to net income of $11.6 million, or $0.44 per diluted share for the prior year quarter.

The second quarter 2016 results include $0.8 million of acquisition and restructuring costs. This charge includes professional fees related to the Softmart acquisition, severance related to internal restructuring activities, and duplicate costs incurred in our office move from Itasca, Illinois to Schaumburg, Illinois. The Company will continue to evaluate additional restructuring in the third quarter. In addition, the Company will break out amortization of acquired intangible assets in the income statement, which is estimated to be approximately $0.3 million per quarter. Earnings per share, adjusted for acquisition costs, restructuring charges, and amortization of acquired intangibles, increased to $0.49 cents per share for the quarter ended June 30, 2016, compared to $0.44 cents per share for the prior year quarter.

Net sales for the six months ended June 30, 2016 were $1,248.6 million, an increase of $39.7 million or 3.3%, compared to $1,208.9 million for the six months ended June 30, 2015. Net income for the six months ended June 30, 2016 increased by 6.5% to $21.5 million, or $0.81 per diluted share, compared to net income of $20.2 million, or $0.76 per diluted share, for the six months ended June 30, 2015. Earnings before interest, taxes, acquisition and restructuring costs, depreciation and amortization, and stock-based compensation expense (“Adjusted EBITDA”) totaled $93.1 million for the twelve months ended June 30, 2016, compared to $84.1 million for the twelve months ended June 30, 2015.

Quarterly Performance by Segment:

  Net sales for the SMB segment increased by 8.3% to $280.8 million in the second quarter of 2016, compared to the prior year quarter. Softmart’s revenues for June are included in SMB since most of their customer base falls into this segment. Gross margin increased by 78 basis points to 16.2% due to strong performance in advanced technology solution categories, which contributed to a 13.8% increase in gross profit.
  Net sales for the Large Account segment increased by 12.0% to $259.6 million in the second quarter of 2016, compared to the prior year quarter. Strong performance in software generated most of the increase.
  Net sales to the Public Sector segment were basically unchanged at $135.7 million in the second quarter of 2016, compared to the prior year quarter. Gross margin improved by 149 basis points due to increased software and net/com sales; this resulted in a 13.7% increase in gross profit.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 6% year over year and accounted for 23% of net sales in the second quarter of 2016 compared to 24% of net sales in the prior year quarter. Mobility continues to be a strategic focus area for customers in each of our three segments.
  Software sales increased by 35% year over year and accounted for 22% of net sales in the second quarter of 2016 compared to 18% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and virtualization.

Overall gross profit increased by $10.9 million, or 13.1%, in the second quarter of 2016, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.9% for the second quarter of 2016, compared to 13.2% for the prior year quarter.

Selling, general and administrative expenses, excluding acquisition costs, restructuring charges, and amortization of acquired intangibles, increased in the second quarter of 2016 to $71.9 million from $63.1 million in the prior year quarter, with variable cost increasing due to higher levels of gross profit. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

Total cash was $47.3 million at June 30, 2016, compared to $80.2 million at December 31, 2015. The primary cause of the decline was the $34 million acquisition price for Softmart. Days sales outstanding were 45 days at June 30, 2016, and inventory turns were 22 turns in the second quarter of 2016.

“The Softmart acquisition solidifies our position as one of Microsoft’s largest partners, and it provides us with enhanced cloud and services capabilities," said Timothy McGrath, President and Chief Executive Officer. "Our strong revenue and gross profit performance drove significant growth in net income this quarter. We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. In addition, the company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2016		2015
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$676,165		$627,622		8%
Diluted earnings per share	$0.47		$0.44		7%

Gross margin	13.9%		13.2%
Operating margin	3.1%		3.1%
Return on equity (1)	12.3%		12.4%

Inventory turns	22		24
Days sales outstanding (2)	45		43

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	23%		24%
Software	22		18
Servers/Storage	10		12
Net/Com Products	7		8
Other Hardware/Services	38		38
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,522		26,396
Total book value per share	$15.65		$14.23
Tangible book value per share	$12.63		$12.23
Closing price	$23.80		$24.74
Market capitalization	$631,224		$653,037
Trailing price/earnings ratio	13.1		14.8
LTM Adjusted EBITDA (3)	$93,092		$84,084
Adjusted market capitalization/LTM Adjusted EBITDA (4)	6.3		6.9

(1) Based on last twelve months' net income.
(2) Excludes the impact of the Softmart acquisition.
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
and acquisition and restructuring costs.
(4) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2016		2015
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$280,814	16.2%	$259,346	15.4%
Large Account	259,630	12.4	231,803	12.4
Public Sector	135,721	11.9	136,473	10.5
Total	$676,165	13.9%	$627,622	13.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended June 30,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$676,165	100.0%	$627,622	100.0%
Cost of sales	582,291	86.1	544,635	86.8
Gross profit	93,874	13.9	82,987	13.2

Acquisition and restructuring costs	841	0.1	271	–
Amortization of acquired intangible assets	83	–	–	–
Selling, general and administrative expenses, other	71,940	10.7	63,093	10.1
Income from operations	21,010	3.1	19,623	3.1

Interest/other expense, net	(12)	–	(39)	–
Income tax provision	(8,540)	(1.3)	(7,955)	(1.2)
Net income	$12,458	1.8%	$11,629	1.9%

Earnings per common share:
Basic	$0.47		$0.44
Diluted	$0.47		$0.44

Shares used in the computation of earnings per common share:
Basic	26,501		26,363
Diluted	26,691		26,616

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30,	2016		2015
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,248,559	100.0%	$1,208,881	100.0%
Cost of sales	1,072,492	85.9	1,048,281	86.7
Gross profit	176,067	14.1	160,600	13.3

Acquisition and restructuring costs	841	0.1	271	–
Amortization of acquired intangible assets	83	–	–	–
Selling, general and administrative expenses, other	138,969	11.1	126,527	10.5
Income from operations	36,174	2.9	33,802	2.8

Interest/other expense, net	(26)	–	(38)	–
Income tax provision	(14,627)	(1.2)	(13,551)	(1.1)
Net income	$21,521	1.7%	$20,213	1.7%

Earnings per common share:
Basic	$0.81		$0.77
Diluted	$0.81		$0.76

Shares used in the computation of earnings per common share:
Basic	26,500		26,354
Diluted	26,681		26,605

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.
(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2016	2015	% Change	2016	2015	% Change
Net income	$ 12,458	$ 11,629		$ 48,135	$ 44,334
Depreciation and amortization	2,388	2,179		9,394	8,599
Income tax expense	8,540	7,955		32,716	29,886
Interest/other expense, net	12	39		75	88
EBITDA	23,398	21,802		90,320	82,907
Acquisition and restructuring costs (2)	841	271		1,596	271
Stock-based compensation	356	225		1,176	906
Adjusted EBITDA	$ 24,595	$ 22,298	10%	$ 93,092	$ 84,084	11%

(1) LTM: Last twelve months

(2) Acquisition and restructuring costs consist of professional fees related to the Softmart acquisition, severance related to internal restructuring activities, duplicate costs incurred in our office move of our Chicago-area office, and in 2015, duplicate costs incurred in the transition to a new distribution center.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus the Amortization of Acquired Intangible Assets and Acquisition and Restructuring Costs, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Net income	$12,458	$11,629		$21,521	$20,213
Acquisition and restructuring costs, net of tax (1)	499	161		499	161
Amortization of acquired intangible assets, net of tax (2)	49	-		49	-
Adjusted Net Income	$13,006	$11,790		$22,069	$20,374
Diluted shares	26,691	26,616		26,681	26,605
Adjusted Diluted Earnings per Share	$0.49	$0.44	10.0%	$0.83	$0.77	8%

(1) Acquisition and restructuring costs consist of professional fees related to the Softmart acquisition, severance related to internal restructuring activities, duplicate costs incurred in our office move of our Chicago-area office, and in 2015, duplicate costs incurred in the transition to a new distribution center.

(2) Amortization of acquired intangible assets relates to intangible assets acquired from Softmart, including the existing customer base and other intangible assets.

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2016	2015
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$47,299	$80,188
Accounts receivable, net	387,975	356,145
Inventories	112,494	102,780
Deferred income taxes	-	7,909
Prepaid expenses and other current assets	5,348	4,254
Income taxes receivable	2,119	1,575
Total current assets	555,235	552,851
Property and equipment, net	33,765	32,227
Goodwill	67,510	51,276
Other intangibles, net	12,586	1,668
Other assets	1,078	1,052
Total Assets	$670,174	$639,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$191,183	$166,516
Accrued expenses and other liabilities	27,502	36,207
Accrued payroll	19,840	19,280
Total current liabilities	238,525	222,003
Deferred income taxes	13,733	21,615
Other liabilities	2,834	3,005
Total Liabilities	255,092	246,623
Stockholders’ Equity:
Common stock	284	284
Additional paid-in capital	110,271	109,161
Retained earnings	320,389	298,868
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	415,082	392,451
Total Liabilities and Stockholders’ Equity	$670,174	$639,074

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30,	2016	2015
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$ 21,521	$ 20,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,803	4,370
Stock-based compensation expense	645	463
Provision for doubtful accounts	131	718
Deferred income taxes	27	61
Excess tax benefit from exercise of equity awards	(32)	(95)

Changes in assets and liabilities:
Accounts receivable	(10,370)	(40,590)
Inventories	(9,558)	(7,658)
Prepaid expenses and other current assets	(1,192)	(1,742)
Other non-current assets	(26)	(94)
Accounts payable	10,457	37,231
Accrued expenses and other liabilities	596	3,597
Net cash provided by operating activities	17,002	16,474

Cash Flows from Investing Activities:
Purchases of equipment	(5,782)	(5,752)
Purchase of Softmart	(33,983)	-
Net cash used for investing activities	(39,765)	(5,752)

Cash Flows from Financing Activities:
Dividend payment	(10,591)	-
Issuance of stock under Employee Stock Purchase Plan	473	435
Exercise of stock options	-	379
Excess tax benefit from exercise of equity awards	32	95
Payment of payroll taxes on stock-based compensation through shares withheld	(40)	(43)
Net cash (used for) provided by financing activities	(10,126)	866
(Decrease) increase in cash and cash equivalents	(32,889)	11,588
Cash and cash equivalents, beginning of period	80,188	60,909
Cash and cash equivalents, end of period	$ 47,299	$ 72,497

Non-cash Investing Activities:
Accrued capital expenditures	$ 338	$ 455

Supplemental Cash Flow Information:
Income taxes paid	$ 15,658	$ 16,500

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2505
Senior Vice President, Treasurer and Chief Financial Officer